Exhibit 10.12

January 24, 2014

Sandy Hynes

(Address)

(Address)

Dear Sandy,

Opower, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

Position. You will start in a full-time position as SVP of People In our San Francisco office, and you will initially report to Dan Yates, CEO and Founder By signing this letter, you represent and warrant to the Company that you ate under no contractual or other legal obligations that would prohibit you from performing your duties with the Company. Employment is contingent upon successful completion of the background check process.

Compensation and Employee Benefits. You will be paid a starting salary at the rate of $10,000.00 per pay period, which is equivalent to $240,000 per year, less all applicable withholdings required by law, payable on the Company’s regular payroll dates, but not less frequently than monthly As a regular employee of the Company you will be eligible to participate in a number of Company sponsored benefits, including medical, dental, and other insurances.

Performance Bonus. You will be eligible for an annual bonus potential of up to $45,000, subject to all applicable withholdings required by law (the “Bonus’’). The Bonus is based on your ability to meet or exceed specified performance goals as determined between you and your supervisor. You shall not be paid for a Bonus unless you are actively employed through by the Company at the time of Bonus payout The Company’s determinations are final and binding For 2014, your bonus potential will be prorated based on your start date. Payment of this bonus is purely discretionary and may be modified or withheld in the sole discretion of the Company.

Equity Compensation. Subject to the approval of the Company’s Board of Directors, you may be granted an option to purchase 50,000 shares of Company’s common stock and 50,000 restricted stock units (“RSUs”), both which are convertible on a one-to-one basis into shares of the Company’s common stock upon vesting The option grant will be subject to the terms and conditions applicable to options granted under the Company’s stock plan, as described in the plan and the respective stock option agreement. The exercise pi ice per share of the option grant will be equal to the fair market value per share on the date of giant, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal

Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value The RSU grant will be subject to the terms and conditions applicable to RSUs granted under the Company’s stock plan, as described in the plan and the respective RSU agreement. You should consult with your own tax advisor concerning the tax consequences associated with your participation in the Company’s stock plan or accepting equity interests in the Company. The Company makes no representations or warranties of any kind regarding such tax consequences.

Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement (“CIIAA”) (attached hereto as Exhibit A), which contains, among other things, and depending on your location, various restrictive covenants, including non-solicitation and non-compete covenants.

Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or m hiring any employees or consultants of the Company.

Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. However, your agreement to the terms and conditions set forth in this letter has no effect on the additional obligations contained in the CIIAA, which is incorporated by reference in this letter.

Signature Page Follows

If you wish to accept this offer, please sign and date both the original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return all pages to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work In the United States. On your first day, please report to our office by 9:30 AM and ask to see Human Resources for your new employee orientation. This offer, if not accepted, will expire at the close of business on January 28, 2014.

We look forward to having you join us no later than February 24, 2014

Very truly yours,

OPOWER, INC.

By:

/s/ Dan Yates
(Signature)

Name:	Dan Yates

Title:	CEO and Founder

ACCEPTED AND AGREED:

Sandy Hynes

/s/ Sandy Hynes
(Signature)

1/27/2014
Date

Anticipated Start Date: February 24, 2014

Attachment A: Confidential Information and Invention Assignment Agreement